Filed pursuant to Rule 424(b)(3) under
the Securities Act of 1933, as amended
Registration No. 333-141214

Prospectus Supplement No. 4

KMA GLOBAL SOLUTIONS INTERNATIONAL, INC.

24,042,328 Shares of Common Stock

This prospectus supplement No. 4 supplements and amends the prospectus dated May 22, 2007, as supplemented, and referred to herein as the Prospectus.  This prospectus supplement includes our attached Current Report on Form 8-K dated and filed with the Securities and Exchange Commission on September 21, 2007.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” ON PAGE 2 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 21, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 21, 2007

KMA GLOBAL SOLUTIONS INTERNATIONAL, INC.

             Nevada                                                   0-50046                                  88-0433489
(State or Other Jurisdiction                      (Commission File Number)                             (I.R.S. Employer
      of Incorporation)                                                                                                     Identification No.)

5570A Kennedy Road Mississauga, Ontario, Canada

(905) 568-5220

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On September 21, 2007, KMA Global Solutions International, Inc. (the “Company”) sold 8,000,000 shares (the “Shares”) of its common stock, par value $0.001 (the “Common Stock”) pursuant to a Securities Purchase Agreement (the “Agreement”), dated September 21, 2007, by and among the Company and several purchasers (the “Purchasers”).

The purchase price for the Shares was $2,000,000 ($0.25 per share), which will be paid as follows: (i) $200,000.00 shall be due upon the filing of the registration statement; (ii) a payment of $600,000.00 shall be due sixty (60) days after the effective date of the registration statement; (iii) an additional payment of $600,000.00 shall be due ninety (90) days after the effective date of the registration statement; and (iv) a final payment of $600,000.00 shall be due one hundred twenty (120) days after the effective date of the registration statement.  The purchasers of the Shares also will receive warrants to acquire an additional 8,000,000 shares of Common Stock at an exercise price of $0.30 per share.

Incendia Management Group, Inc., as agent for the investors, will receive a fee of 1,400,000 shares of Common Stock (the “Agent Shares”) and warrants to acquire 1,400,000 shares of Common Stock at an exercise price of $0.30 per share.

Pursuant to the Agreement and the Registration Rights Agreement (the “Registration Rights Agreement”), dated September 21, 2007, by and among the Company and the Purchasers, the Company is required to file, on or before November 21, 2007, a registration statement under the Securities Act of 1933 to register the Shares, the Agent Shares and any Common Stock that might be issued upon exercise of the warrants, to use its best efforts to have that registration statement declared effective within 60 days of filing and to maintain the effectiveness of that registration statement (which would include prospectus supplements or updates as required from time to time) for a period of two years.  If the Company is unable to satisfy certain of its obligations under the Agreement and Registration Rights Agreement, the Company is required to issue an additional 1,880,000 shares pro rata to the Purchasers and the agent. The Company will pay all fees, costs and expenses associated with the registration statement.

The sale of the Shares was exempt from registration under the Securities Act of 1933 pursuant to Regulation S (Rules 901 through 906) promulgated by the Securities and Exchange Commission in that the sales were made to persons who are (1) "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D; and (2) is not a U.S. Person as defined in Rule 402 of Regulation S.

The discussion in this Current Report is only a summary and is qualified in its entirety by reference to the Agreement, the Registration Rights Agreement and form of warrant, which are included as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference in this Current Report.

Item 3.02.  Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 are incorporated in this Item 3.02 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
4.1	Form of Warrant, dated as of September 21, 2007, by and among KMA Global Solutions International, Inc. and the Purchasers.
10.1	Securities Purchase Agreement, dated as of September 21, 2007, by and among KMA Global Solutions International, Inc. and the Purchasers.
10.2	Registration Rights Agreement, dated as of September 21, 2007, by and among KMA Global Solutions International, Inc. and the Purchasers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 21, 2007                                                                             KMA Global Solutions International, Inc.

By: /s/ Jeffrey D. Reid
Name: Jeffrey D. Reid
Title:   President and Chief Executive Officer

Exhibit 4.1

WARRANT

THIS WARRANT (THIS “WARRANT”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), ANY STATE SECURITIES LAW OR THE SECURITIES LAWS OF ANY COUNTRY.  NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.

KMA GLOBAL SOLUTIONS INTERNATIONAL, INC.

WARRANT

Warrant No. ___                                                                                                                             Original Issue Date: September 21, 2007

 This Warrant is issued in connection with and pursuant to that certain Securities Purchase Agreement (the "Purchase Agreement”) dated as of September 21, 2007, by and between KMA GLOBAL SOLUTIONS INTERNATIONAL, INC., a Nevada corporation (the “Company”) and _________________________________, a ____ corporation.

           FOR VALUE RECEIVED, __________________________, the registered holder hereof, or its permitted assigns (the “Holder”), is entitled to purchase from the Company, during the period specified in this Warrant, _______________ fully paid and non-assessable shares (subject to adjustment as hereinafter provided) of Common Stock (the "Warrant Shares"), of the Company at the purchase price per share provided in Section 1.2 of this Warrant (the "Warrant Exercise Price"), all subject to the terms and conditions set forth in this Warrant.  All terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

Section 1.                      Period for Exercise and Exercise Price.

1.1           Period for Exercise.  The right to purchase shares of Warrant Shares represented by this Warrant shall be immediately exercisable, and shall expire at 5:00 p.m., Ontario local time, September 21, 2009 (the "Expiration Date").  From and after the Expiration Date this Warrant shall be null and void and of no further force or effect whatsoever.

1.2           Warrant Exercise Price.  The Warrant Exercise Price per share of Warrant Shares shall be $0.30 per share (subject to adjustment as hereinafter provided).

Section 2.                      Exercise of Warrant.

2.1           Manner of Exercise.   The Holder may exercise this Warrant, in whole or in part, immediately, but not after the Expiration Date, during normal business hours on any business day by surrendering this Warrant to the Company at the principal office of the Company, accompanied by a Warrant Exercise Form in substantially the form annexed hereto duly executed by the Holder and by payment of the Warrant Exercise Price for the number of shares of Warrant Shares for which this Warrant is then exercisable, either (i) in immediately available funds, (ii) the Company to the Holder in the appropriate amount, (iii) by authorizing the Company to retain shares of Common Stock which would otherwise be issuable upon exercise of this Warrant having a fair market value (defined as the average of the last reported Closing Sale Price of the Common Stock for the thirty (30) days immediately preceding the date of the Warrant Exercise notice) on the date of delivery equal to the aggregate Warrant Exercise Price, or (iv) in a combination of (i), (ii) or (iii) above, provided, however, that in no event shall the Holder be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such exercise.  For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder and its affiliates subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  The Holder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

2.2           When Exercise Effective.  Each exercise of this Warrant shall be deemed to have been effected on the day on which all requirements of Section 2.1 shall have been met with respect to such exercise.  At such time the person in whose name any certificate for shares of Warrant Shares shall be issuable upon such exercise shall be deemed for all corporate purposes to have become the Holder of record of such shares, regardless of the actual delivery of certificates evidencing such shares.

2.3           Delivery of Stock Certificates.  As soon as practicable after each exercise of this Warrant, and in any event no later than 3 Trading Days after such exercise, the Company at its expense will issue Warrant Shares via credit to the Holder's account with DTC for the number of Warrant Shares to which such Holder is entitled upon such Holder's submission of the applicable Warrant Exercise Form or, if the Transfer Agent is not participating in The DTC Fast Automated Securities Transfer Program and DWAC system, issue and surrender to the address as specified in the Warrant Exercise Form,, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled to upon such exercise.

Section 3. Adjustment of Purchase Price and Number of Shares.  The Warrant Exercise Price and the kind of securities issuable upon exercise of the Warrant shall be adjusted from time to time as follows:

3.1           Subdivision or Combination of Shares (Stock Splits).  If the Company at any time effects a subdivision or combination of the outstanding Common Stock (through a stock split or otherwise), the number of shares of Warrant Shares shall be increased, in the case of a subdivision, or the number of shares of Warrant Shares shall be decreased, in the case of a combination, in the same proportions as the Common Stock is subdivided or combined, in each case effective automatically upon, and simultaneously with, the effectiveness of the subdivision or combination which gives rise to the adjustment.

3.2           Stock Dividends.  If the Company at any time pays a dividend, or makes any other distribution, to holders of Common Stock payable in shares of Common Stock, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then the number of shares of Warrant Shares in effect immediately prior to such action shall be proportionately increased so that the Holder hereof may receive upon exercise of the Warrant the aggregate number of shares of Common Stock which he or it would have owned immediately following such action if the Warrant had been exercised immediately prior to such action.  The adjustment shall become effective immediately as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or distribution (or if no such record is taken, as of the effectiveness of such dividend or distribution).

3.3           Reclassification, Consolidation or Merger.  If at any time, as a result of:

(a)   a capital reorganization or reclassification (other than a subdivision, combination or dividend provided for elsewhere in this Section 3), or

(b)           a merger or consolidation of the Company with another corporation (whether or not the Company is the surviving corporation), the Common Stock issuable upon exercise of the Warrants shall be changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or any other corporation, or other securities convertible into such shares, then, as a part of such reorganization, reclassification, merger or consolidation, appropriate adjustments shall be made in the terms of the Warrants (or of any securities into which the Warrants are exercised or for which the Warrants are exchanged), so that:

(c)           the Holders of Warrants or of such substitute securities shall thereafter be entitled to receive, upon exercise of the Warrants or of such substitute securities, the kind and amount of shares of stock, other securities, money and property which such Holders would have received at the time of such capital reorganization, reclassification, merger, or consolidation, if such Holders had exercised their Warrants immediately prior to such capital reorganization, reclassification, merger, or consolidation, and

(d)           the Warrants or such substitute securities shall thereafter be adjusted on terms as nearly equivalent as may be practicable to the adjustments theretofore provided in this Section 3.3.

No consolidation or merger in which the Company is not the surviving corporation shall be consummated unless the surviving corporation shall agree, in writing, to the provisions of this Section 3.3. The provisions of this Section 3.3 shall similarly apply to successive capital reorganizations, reclassifications, mergers and consolidations.

3.4           Other Action Affecting Common Stock.  If at any time the Company takes any action affecting its Common Stock, other than an action described in any of Sections 3.1 through 3.3 which, in the opinion of the Board of Directors of the Company (the “Board”), would have an adverse effect upon the exercise rights of the Warrants, the Warrant Exercise Price or the kind of securities issuable upon exercise of the Warrants, or both, shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances; provided, however, that the purpose of this Section is to prevent the Company from taking any action which has the effect of diluting the number of shares of Warrant Shares issuable upon exercise of this Warrant.

3.5           Notice of Adjustments.  Whenever the kind or number of securities issuable upon exercise of the Warrants, or both, shall be adjusted pursuant to Section 3, the Company shall deliver a certificate signed by its Chief Executive Officer and by its Chief Financial Officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Exercise Price and the kind of securities issuable upon exercise of the Warrants after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail postage prepaid) to each Warrant Holder promptly after each adjustment.

Section 4.                      Reservation of Stock, etc.  The Company covenants and agrees that it will at all times have authorized, reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, the number of shares of Warrant Shares from time to time issuable upon the exercise of this Warrant.  The Company further covenants and agrees that this Warrant is, and any Warrants issued in substitution for or replacement of this Warrant and all Warrant Shares, will upon issuance be duly authorized and validly issued and, in the case of Warrant Shares, upon issuance will be fully paid and non-assessable and free from all preemptive rights of any stockholder, and from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes) and, if the Common Stock of the Company is then listed on any national securities exchanges (as defined in the Exchange Act) or quoted on NASDAQ, shall be, subject to the restrictions set forth in Section 5, duly listed or quoted thereon, as the case may be. In the event that the number of authorized but unissued shares of such Common Stock shall not be sufficient to effect the exercise of this entire Warrant into Warrant Shares, then in addition to such other remedies as shall be available to the Holder of this Warrant, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

Section 5.                      Ownership, Transfer and Substitution of Warrants.

5.1           Ownership of Warrants.  The Company may treat the person in whose name this Warrant is registered on the register kept at the principal office of the Company as the owner and Holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

5.2           Transfer and Exchange of Warrants.  Upon the surrender of this Warrant, properly endorsed, for registration of transfer or for exchange at the principal office of the Company, the Company at its expense will execute and deliver to the Holder thereof, upon the order of such Holder, a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder may direct, for such number of shares with respect to each such Warrant, the aggregate number of shares in any event not to exceed the number of shares for which the Warrant so surrendered had not been exercised.

5.3           Registrations.  The holder of this Warrant is entitled to certain registration rights with respect to the Warrant Shares issuable upon exercise thereof.  Said registration rights are set forth in a Registration Rights Agreement dated as of September 21, 2007, by and between the Holder and the Company.

5.4           Exemption from Registration.  If an opinion of counsel reasonable satisfactory to the Company provides that registration is not required for the proposed exercise or transfer of this Warrant or the proposed transfer of the Warrant Shares and that the proposed exercise or transfer in the absence of registration would require the Company to take any action including executing and filing forms or other documents with the United States Securities and Exchange Commission (the “SEC”) or any state securities agency, or delivering to the Holder any form or document in order to establish the right of the Holder to effectuate the proposed exercise or transfer, the Company agrees promptly, at its expense, to take any such action; and provided, further, that the Company will reimburse the Holder in full for any reasonable expenses (including but not limited to the fees and disbursements of such counsel, but excluding brokers' commissions) incurred by the Holder or owner of Warrant Shares on his, her or its behalf in connection with such exercise or transfer of the Warrant or transfer of Warrant Shares.

Section 6.                      No Rights or Liabilities as Shareholder.  Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof any rights as a shareholder of the Company or as imposing any liabilities on such holder to purchase any securities or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Section 7.                      Miscellaneous.

7.1           Amendment and Waiver.  This Warrant may be amended with, and only with, the written consent of the Company and the Holder.  Any waiver of any term, covenant, agreement or condition contained in this Warrant shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any default of any other term, covenant, agreement or condition.

7.2           Representations and Warranties to Survive Closing.  All representations, warranties and covenants contained herein shall survive the execution and delivery of this Warrant and the issuance of any Warrant Shares upon the exercise hereof.

7.3           Severability.  In the event that any court or any governmental authority or agency declares all or any part of any Section of this Warrant to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Warrant, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

7.4           Binding Effect; No Third Party Beneficiaries.  All provisions of this Warrant shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, executors, administrators, legal representatives, successors, and permitted transferees and assigns.  No person other than the holder of this Warrant and the Company shall have any legal or equitable right, remedy or claim under or in respect of, this Warrant.

7.5           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

KMA Global Solutions International, Inc.
5570A Kennedy Road
Mississauga, Ontario, Canada L4Z 2A9
Telephone:      905-568-5220
Facsimile:         905-568-4446
Attention:        Jeffrey D. Reid

With a copy to (which shall not constitute notice):
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
Suite 1000, 211 Commerce Street
Nashville, TN  37201
Telephone:       (615) 726-5763
Facsimile:          (615) 744-5763
Attention:         Gary M. Brown

If to the Holder:
___________________
c/o Incendia Management Group Inc.
111 Grangeway Avenue, Suite 404
Toronto, Ontario  M1H 3E9
Telephone:        416-289-0440
Facsimile:           416-289-7440
Attention:          Angelo Boujos

If to the Transfer Agent:
American Registrar & Transfer Co.
342 East 900 South
Salt Lake City, UT 84111
Telephone:         801-363-9065
Facsimile:            801-363-9066
Attention:           Patrick Day or Linda Nonu

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

7.6           Taxes, Costs and Expenses. The Company covenants and agrees that it will pay when due and payable any and all federal, state and local taxes (other than income taxes) and any other costs and expenses which may be payable in respect of the preparation, issuance, delivery, exercise, surrender or transfer of this Warrant pursuant to the terms of this Warrant or the issuance of any shares of Warrant Shares as a result thereof. If any suit or action is instituted or attorneys employed to enforce this Warrant or any part thereof, the non-prevailing party in such suit or action promises and agrees to pay all costs and expenses associated therewith, including reasonable attorneys’ fees and court costs.

7.7            Governing Law; Jurisdiction; Jury Trial.  The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Las Vegas, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

7.8           Loss of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnification in form and substance acceptable to the Company in its reasonable discretion, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

7.9           Entire Agreement. This Warrant, the Purchase Agreement and the Registration Rights Agreement of even date herewith represent the entire agreement and understanding between the parties concerning the subject matter hereof and supercede all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

7.10           Headings. The headings used herein are used for convenience only and are not to be considered in construing or interpreting this Warrant.

           IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

KMA GLOBAL SOLUTIONS INTERNATIONAL, INC.

                                                        By:           /s/ Jeffrey D. Reid
                                                                Jeffrey D. Reid
Chief Executive Officer

Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of September 21, 2007 by and between KMA GLOBAL SOLUTIONS INTERNATIONAL, INC., a Nevada corporation (the “Company”), and the purchasers identified on the signature page hereto (each a “Buyer” and collectively, the “Buyers”).  Capitalized terms used herein and not otherwise defined herein are defined in Section 1 hereof.

WHEREAS:

Subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended, the Company desires to issue and sell to the Buyers, and the Buyers, desire to purchase from the Company, Securities of the Company as more fully described in this Agreement,

And in addition to the offer and sale to the Buyers of Securities contemplated hereby, the Company is concomitantly granting Securities to Incendia Management Group Inc., a Canadian corporation (the “Agent”), in consideration for services rendered in connection with the sale and purchase of Securities pursuant to this Agreement, as more fully described hereunder.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Buyers hereby agree as follows:

1.           CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Action” means any action, suite, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

(b)           “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

            (c)           “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

(d)           “Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(e)           “Common Stock” means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified.

(f)           “Company Counsel” means Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

(g)           “Closing” means the closing of the purchase and sale of the Securities pursuant to this Agreement.

(h)           “Closing Date” means the date of the Closing.

            (i)           “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(j)           “Effective Date” means the date that the Registration Statement is declared effective by the SEC.

(k)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)           “Filing Date” means a day on or before November 21, 2007 on which date the Company shall have filed the Registration Statement with the SEC.

(m)           “Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation and reasonable attorneys' fees.

(n)           “Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, if any, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

(o)           “Person” means an individual or entity including any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(p)           “Principal Market” means The Nasdaq OTC/ Bulletin Board market, provided, however, that in the event the Company’s Common Stock is ever listed for trading on the Nasdaq Global Market, Nasdaq SmallCap Market or the American Stock Exchange, than the “Principal Market” shall mean such other market on which the Company’s Common Stock is then listed, and (ii) for purposes of Section 10(c) hereof only, “Principal Market” shall mean The Nasdaq SmallCap Market in respect of the requirements for continued listing on the Principal Market.

(q)           “Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(r)           “Registrable Securities” means any Common Stock (including Warrant Shares and Penalty Shares, upon an Event of Default) issued or issuable pursuant to the Transaction Documents, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

(s)           “Registration Statement” means each registration statement required to be filed under Section 5, including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(t)           “Required Effectiveness Date” means the 60th day following the Filing Date of the Registration Statement.

(u)           “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

(v)           “SEC” means the United States Securities and Exchange Commission.

(w)           “Securities” means the Shares, the Warrants and the Warrant Shares.

(x)           “Securities Act” means the Securities Act of 1933, as amended.

(y)           “Shares” means an aggregate of 8,000,000 shares of Common Stock to be purchased by the Buyers pursuant to this Agreement (the “Commitment Shares”), and 1,400,000 additional shares of Common Stock that are issued to the Agent (the “Fee Shares”) upon Closing.

(z)           “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(aa)           “Subsidiary” means any Person in which the Company directly or indirectly owns capital stock or holds an equity or similar interest.

(bb)            “Trading Day” means any day on which the Principal Market is open for customary
"Securities" means the Shares, the Warrants and the Warrant Shares.

(cc)           “Transaction Documents” means this Agreement, the Registration Rights Agreement, the Warrants and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(dd)           “Warrants” means a Common Stock purchase warrant, in the form of Exhibit F.

(ee)           “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants as per Section 2 hereof.

2.           PURCHASE OF COMMON STOCK.

Subject to the terms and conditions set forth hereunder, the Company hereby agrees to sell to the Buyers, and the Buyers hereby agree to purchase from the Company, shares of Common Stock as follows:

(a)           Purchase of Securities.  The Buyers shall purchase, severally and not jointly, and the Company shall issue and sell to the Buyers for the sum of Two Million Dollars ($2,000,000.00) (the “Purchase Price”): (i) an aggregate of Eight Million (8,000,000) shares of the Company’s Common Stock (the “Commitment Shares”) at a price of $0.25 per share, together with the issuance by the Company of (ii) an aggregate of Eight Million (8,000,000) Warrants, exercisable only within two (2) years of the Effective Date of the Registration Statement, to purchase additional shares of the Company's Common Stock (“Warrant Shares”) at an exercise price of $0.30 per share.  The Purchase Price shall be payable to the Company in traunches by, or on behalf of, the Buyers as follows: the first payment of $200,000.00 shall be due upon the filing of the Registration Statement, a payment of $600,000.00 shall be due sixty (60) days after the Effective Date of the Registration Statement, a further payment of $600,000.00 shall be due ninety (90) days after the Effective Date of the Registration Statement, and a final payment of $600,000.00 shall be due one hundred twenty (120) days after the Effective Date of the Registration Statement. All payments made under this Agreement shall be made in lawful money of the United States of America by check or wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement.

(b)           Certain Fees.  At the Closing, the Agent shall be granted by the Company, and the Company shall issue to the Agent in connection with the purchase of Securities in (a) above: (i) One Million Four Hundred Thousand (1,400,000) shares of the Company’s Common Stock (the “Fee Shares”), together with (ii) an aggregate of One Million Four Hundred Thousand (1,400,000) Warrants, exercisable only within two (2) years of the Effective Date of the Registration Statement, to purchase Warrant Shares at an exercise price of $0.30 per share.

(c)           Company Deliverables upon Closing.

To Buyers:  The Company shall deliver or cause to be delivered to each Buyer the following: (i) one or more stock certificates, free and clear of all restrictive and other legends (except as expressly provided in Section 5(f) hereof), evidencing the number of Shares, registered in the name of the respective Buyer; (ii) Warrants, registered in the name of the Buyer, pursuant to which the Buyer shall have the right to acquire the number of shares of Common Stock, on the terms set forth therein; (iii) a legal opinion of Company Counsel, in the form of Exhibit B, executed by such counsel and delivered to the Agent on behalf of the Buyers.

To Agent:  The Company shall deliver or cause to be delivered to the Agent the following: (i) one or more stock certificates, free and clear of all restrictive and other legends (except as expressly provided in Section 5(f) hereof), evidencing Eight Hundred Thousand (800,000) shares of Common Stock registered in the name of the Agent; (ii) Warrants, registered in the name of the Agent, pursuant to which the Agent shall have the right to acquire up to Eight Hundred Thousand (800,000) Warrant Shares, on the terms set forth therein; (iii) a legal opinion of Company Counsel, in the form of Exhibit B, executed by such counsel and delivered to the Agent.

(d)           Buyers’ Deliverables upon Closing.                                                                           The Buyers shall deliver or cause to be delivered to the Company by the Agent payment of the Purchase Price of Two Million Dollars ($2,000,000.00), in accordance with Section 2(a) hereof.

(e)           Limitation on Beneficial Ownership.  The Company shall not effect any purchase under this Agreement and a Buyer shall not have the right to purchase shares of Common Stock under this Agreement to the extent that after giving effect to such purchase the Buyer together with its affiliates would beneficially own in excess of 4.99% of the outstanding shares of the Common Stock following such purchase.  For purposes hereof, the number of shares of Common Stock beneficially owned by a Buyer and its Affiliates or acquired by the Buyer and its Affiliates, as the case may be, shall include the number of shares of Common Stock issuable in connection with a purchase under this Agreement with respect to which the determination is being made and the number of shares of Common Stock which would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other Securities of the Company (including, without limitation, any Warrants).  For purposes of this Section, in determining the number of outstanding shares of Common Stock the Buyers may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other written communication by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the reasonable written or oral request of a Buyer, the Company shall promptly confirm orally and in writing to the Buyers the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any purchases under this Agreement by the Buyers since the date as of which such number of outstanding shares of Common Stock was reported.  Except as otherwise set forth herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

(f)           Taxes.  The Company shall pay any and all taxes (not including income taxes or taxes measured by the income of revenue of Buyer or the Agent) that may be payable with respect to the issuance and delivery of any shares of Common Stock to the Buyers and Agent made under of this Agreement.

3.           REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

The Buyers represent and warrant to the Company that:

(a)           Investment Purpose.  Each Buyers is entering into this Agreement and acquiring the Commitment Shares and the Warrants, for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided however, by making the representations herein, the Buyers do not agree to hold any of the Securities for any minimum or other specific term.

(b)           Accredited Investor Status.  Each Buyer is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D.

(c)           Reliance on Exemptions.  Each Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and each Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyers set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyers to acquire the Securities.

(d)           Information.  Each Buyer has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by the Buyers, including, without limitation, the documents filed with the SEC.  Each Buyer understands that its investment in the Securities involves a high degree of risk.  Each Buyer (i) is able to bear the economic risk of an investment in the Securities including a total loss, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Securities and (iii) has had an opportunity to ask questions of and receive answers from the officers of the Company concerning the financial condition and business of the Company and others matters related to an investment in the Securities.  Neither such inquiries nor any other due diligence investigations conducted by the Buyers or their representatives shall modify, amend or affect the Buyers’ right to rely on the Company's representations and warranties contained in Section 4 below.  Each Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e)           No Governmental Review.  Each Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)           Transfer or Resale.  Each Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) an exemption exists permitting such Securities to be sold, assigned or transferred without such registration; (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not available to a Buyer, any resale of the  Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(g)           Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of each Buyer and is a valid and binding agreement of the Buyers enforceable against each Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(h)           No Prior Short Selling.  Each Buyer represents and warrants to the Company that at no time prior to the date of this Agreement has any Buyer, or its respective agents, associates, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) Short Sales of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock.

(i)           Non-U.S. Person.  Each Buyer represents and warrants to the Company that it is not a U.S. Person as defined in Rule 402 of Regulation S.

4.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyers that:

(a)           Organization and Qualification.  The Company and its Subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect.  Except for KMA Global Solutions, Inc., an Ontario corporation, and KMA Global Solutions LLC., a Nevada limited liability company, the Company has no Subsidiaries.

(b)           Authorization; Enforcement; Validity.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Warrants and each of the other agreements entered into by the parties on the Closing Date and attached hereto as exhibits to this Agreement, and to issue the Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation, the issuance of the Commitment Shares and the reservation for issuance and the issuance of the Fee Shares issuable under this Agreement, have been duly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, (iii) this Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Company and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Company, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

(c)           Capitalization.  As of the date hereof, the authorized capital stock of the Company consists of (i) 175,000,000 shares of Common Stock, of which as of the date hereof, 65,933,319 shares are issued and outstanding, 109,066,681 are held as authorized but unissued, 0 shares are issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 25,000,000 shares of Preferred Stock, $0.001 par value, of which as of the date hereof  no shares are issued and outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as disclosed in the documents filed with the SEC, (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement and (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.  The Company has furnished to the Buyers true and correct copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's By-laws, as amended and as in effect on the date hereof (the "By-laws"), and summaries of the terms of all securities convertible into or exercisable for Common Stock, if any, and copies of any documents containing the material rights of the holders thereof in respect thereto.

(d)           Issuance of Securities.  The Commitment Shares, Fee Shares and Warrants have been duly authorized and, upon issuance in accordance with the terms hereof, the Shares and Warrant Shares, respectively, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof. Upon issuance in accordance with the terms and conditions of this Agreement, the Shares shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

(e)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance and issuance of the Shares) will not (i) result in a violation of the Certificate of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market applicable to the Company or any of its Subsidiaries, assuming the representations and warranties of the Buyers contained in Section 3 of this Agreement are true and correct) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of conflicts, defaults and violations under clause (ii), which could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Company or By-laws or their organizational charter or by-laws, respectively.  Neither the Company nor any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations or amendments which could not reasonably be expected to have a Material Adverse Effect.  The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, ordinance, and regulation of any governmental entity, except for possible violations, the sanctions for which either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Except as specifically contemplated by this Agreement and as required under the Securities Act, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence shall be obtained or effected on or prior to the Closing Date.  The Company is not and has not been in violation of the listing requirements of the Principal Market.

(f)           SEC Documents; Financial Statements.  Since October 31, 2006, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents").  As of their respective dates (except as they have been correctly amended), the documents filed with the SEC complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the documents filed with the SEC, and none of the documents filed with the SEC, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates (except as they have been properly amended), the financial statements of the Company included in the documents filed with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)           Absence of Certain Changes.  Since the 8-K filed by the Company with SEC on July 2, 2007, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or its Subsidiaries.  The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

(h)           Absence of Litigation. There is no Action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, which could reasonably be expected to have a Material Adverse Effect.

(i)           Acknowledgment Regarding Buyers’ Status.  The Company acknowledges and agrees that the Buyers are acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that the Buyers are not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Buyers or any of their representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Buyers’ purchase of the Securities.  The Company further represents to the Buyers that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives and advisors.

(j)           No General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

(k)           Dilutive Effect.  The Company understands and acknowledges that the number of Shares to be issued under this Agreement will increase in certain circumstances.  The Company further acknowledges that its obligation to issue the Securities under this Agreement in accordance with the terms and conditions hereof is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

(l)           Intellectual Property Rights.  The Company and/or its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted.  None of the Company's material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement.  The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of any material trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, which could reasonably be expected to have a Material Adverse Effect.

(m)           Environmental Laws.  The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)           Intentionally Omitted.

(o)           Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such Losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its Subsidiaries, taken as a whole.

(p)           Regulatory Permits.  The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(q)           Tax Status.  The Company and each of its Subsidiaries has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(r)           Transactions With Affiliates.  Except as disclosed in the Company's reports filed with the SEC, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has an interest or is an officer, director, trustee or partner.

(s)           Application of Takeover Protections.  The Company and its board of directors have taken or will take prior to the Closing Date all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyers’ ownership of the Securities.

(t)           Foreign Corrupt Practices.  Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

5.           COVENANTS.

(a)           Filing of Registration Statement.  On or before November 21, 2007, the Company shall file a Registration Statement in respect of the Registrable Securities and the transactions contemplated herein.  The Buyers and their respective counsel shall have a reasonable opportunity to review and comment upon such Registration Statement or amendment to such Registration Statement and any related Prospectus prior to its filing with the SEC.  The Company shall use its best efforts to have such Registration Statement or amendment declared effective by the SEC at the earliest possible date, but no later than the Required Effectiveness Date.

(b)           Blue Sky. The Company shall take such action, if any, as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Buyers pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyers.  The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

(c)          No Equity Financing.  (c)  For two years from the Closing Date, the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or common stock equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) unless the Company shall have first complied with the following:

(i)  The Company shall deliver to each Buyer a written notice (the “Offer”) of any proposed or intended issuance or sale or exchange of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons or entities to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with each Buyer the Offered Securities based on such Buyer’s pro rata portion of the Buyer’s Shares purchased hereunder (the “Basic Amount”), and (B) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(ii)  To accept an Offer, in whole or in part, a Buyer must deliver a written notice to the Company prior to the end of the five (5) Trading Day period of the Offer, setting forth the portion of the Buyer’s Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the “Notice of Acceptance”).  If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase on that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Board of Directors to the extent its deems reasonably necessary.

(iii)  The Company shall have three (3) Trading Days from the expiration of the period set forth in Section 5(c)(ii) above to issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the “Refused Securities”), but only to the offerees described in the Offer  and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring Person or Persons or less favorable to the Company than those set forth in the Offer.

(iv)  In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 5(c)(iii) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that the Buyer elected to purchase pursuant to Section 5(c)(ii) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 5(c)(ii) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities.  In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 5(c)(i) above.

(v)  Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 5(c)(iv) above if the Buyers have so elected, upon the terms and conditions specified in the Offer.  The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

(vi)  Any Offered Securities not acquired by the Buyers or other Persons in accordance with Section 5(c)(iii) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Agreement.

(d)           Listing.  The Company shall promptly secure the listing of all of the Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all such securities from time to time issuable under the terms of the Transaction Documents.  The Company shall maintain the Common Stock's authorization for quotation on the Principal Market.  Neither the Company nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market.  The Company shall promptly, and in no event later than the following Trading Day, provide to the Buyers copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

(e)           Limitation on Short Sales and Hedging Transactions.  The Buyers agree that beginning on the date of this Agreement and ending on the date of termination of this Agreement, the Buyers and their agents, representatives and affiliates shall not in any manner whatsoever enter into or effect, directly or indirectly, any (i) Short Sales of the Common Stock or (ii) hedging transaction, which establishes a net short position with respect to the Common Stock; provided, however, that such restrictions shall not apply if an Event of Default has occurred, including any failure by the Company to timely issue any Fee Shares required to be issued pursuant to the terms of this Agreement.

(f)           Issuance of the Shares.  Immediately upon the execution of this Agreement, the Company shall issue to the Buyers an aggregate of 8,000,000 shares of Common Stock (the "Commitment Shares"), and issue to the Agent 1,400,000 shares of Common Stock (the “Fee Shares”).

The Shares shall be issued in certificated form and shall bear the following restrictive legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED ONLY (A) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (B) WITHIN THE UNITED STATES, EITHER (1) IF REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OR (2) THE TRANSACTION IS EXEMPT OR NOT SUBJECT TO REGISTRATION AFTER PROVIDING A SATISFACTORY LEGAL OPINION TO THE COMPANY.  THE HOLDER ALSO AGREES THAT HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

(g)           Due Diligence.  Each Buyer shall have the right, from time to time as the Buyer may reasonably deem appropriate, to perform reasonable due diligence on the Company during normal business hours.  The Company and its officers and employees shall reasonably cooperate with the Buyers in connection with any reasonable request by the Buyers related to the Buyers’ due diligence of the Company.

(h)           Registration Statement. Two days prior to the Filing Date, the Company shall have prepared and delivered to the Buyers a final form of the Registration Statement to be used by the Buyers in connection with any sales of any Commitment Shares, Fee Shares or Warrant Shares. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Commitment Shares, Fee Shares and the Warrant Shares pursuant to this Agreement in compliance with such laws.

6.           TRANSFER AGENT INSTRUCTIONS.

On the Effective Date of the Registration Statement, the Company shall cause any restrictive legend on the Commitment Shares and Fee Shares to be removed and all of the Shares, including the Warrant Shares to be issued under this Agreement shall be issued without any restrictive legend.  The Company shall issue irrevocable instructions to the Transfer Agent, and any subsequent transfer agent, to issue the Shares in the name of the Buyer, or the Agent as the case may be (the "Irrevocable Transfer Agent Instructions").  The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 6, will be given by the Company to the Transfer Agent with respect to the Shares and that the Commitment Shares, Warrant Shares and the Fee Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement.

7.           COMPANY'S CLOSING CONDITIONS.

The obligation of the Company hereunder to commence sale of the Securities is subject to the satisfaction of each of the following conditions on or before the Closing Date and may be waived by the Company at any time in its sole discretion by providing the Buyers with prior written notice thereof:

(a)           The Buyers shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company including the Registration Rights Agreement substantially in the form of Exhibit A hereto (the “Registration Rights Agreement”).

(b)           The representations and warranties of the Buyers shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyers at or prior to the Closing Date.  The Seller shall have received a certificate, executed by the Agent on behalf of the Buyers, dated as of the Closing Date, to the foregoing effect.

8.           BUYERS' CLOSING CONDITIONS.

The obligation of the Buyers to commence purchase of the Securities under this Agreement is subject to the satisfaction of each of the following conditions on or before the Closing Date and may be waived by the Buyers at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)           The Company shall have executed each of the Transaction Documents and delivered the same to the Buyers including the Registration Rights Agreement substantially in the form of Exhibit A hereto.

(b)           The Common Stock shall be authorized for quotation on the Principal Market, trading in the Common Stock shall not have been within the last nine (9) months suspended by the SEC or the Principal Market and the Shares shall be approved for listing upon the Principal Market.

(c)           The Company shall provide to the Agent on behalf of the Buyers the form of opinion of the Company Counsel in the form of Exhibit B.

(d)           The representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  The Buyers shall have received a certificate, executed by the CEO, President or CFO of the Company, dated as of the Closing Date, to the foregoing effect in the form attached hereto as Exhibit C.

(e)           The Board of Directors of the Company shall have adopted resolutions in the form attached hereto as Exhibit D which shall be in full force and effect without any amendment or supplement thereto as of the Closing Date.

(f)           As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock at least 20,680,000 shares of Common Stock, solely for the purpose of effecting (i) purchase of the Shares, (ii) the Warrant Shares issuable under the Warrants and (iii) the Penalty Shares.

(g)           The Irrevocable Transfer Agent Instructions, in form acceptable to the Buyers shall have been delivered to and acknowledged in writing by the Company and the Company's Transfer Agent.

(h)           The Company shall have delivered to the Buyers a Secretary's Certificate executed by the Secretary of the Company, dated as of the Closing Date, in the form attached hereto as Exhibit E.

(i)           Intentionally Omitted.

(j)           Intentionally Omitted.

(k)           No Event of Default has occurred, or any event which, after notice and/or lapse of time, would become an Event of Default has occurred.

(l)           On or prior to the Closing Date, the Company shall take all necessary action, if any, and such actions as reasonably requested by the Buyers, in order to render inapplicable any control share acquisition, business combination, shareholder rights plan or poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to the Buyers as a result of the transactions contemplated by this Agreement, including, without limitation, the Company's issuance of the Securities and the Buyers’ ownership of the Securities.

9.           INDEMNIFICATION.

In consideration of the Buyers’ execution and delivery of the Transaction Documents and acquiring the Securities hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyers and all of their affiliates, shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, Losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or  document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from the gross negligence or willful misconduct of the Indemnitee.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

10.           EVENTS OF DEFAULT.

An "Event of Default" shall be deemed to have occurred at any time as any of the following events occurs:

(a)           a Registration Statement covering the sale of all of the Shares and Warrants was not filed on or before the Filing Date.

(b)           the Registration Statement filed with the SEC is not declared effective under the Securities Act by the SEC on or before the Required Effectiveness Date, and/or a stop order with respect to the Registration Statement shall be pending or threatened by the SEC.

(c)           during the period that any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Buyers (other than as a result of acts or omissions of the Buyers) for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period;

(d)           the suspension from trading or failure of the Common Stock to be listed on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period;

(e)           the failure of the Company or the Common Stock to fully meet the requirements for continued listing on the Principal Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) Trading Days in any 365-day period; and

(f)           the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach could have a Material Adverse Effect and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least ten (10) Trading Days.

11.           EVENT OF DEFAULT PENALTY

Within Five Trading Days of an Event of Default, the Company shall issue and the Buyers and Agent shall receive 1,880,000 additional shares of the Company’s Common Stock (the “Penalty Shares”).  Each Buyer and the Agent shall receive Penalty Shares in pro ration to their respective purchases under the Agreement.  The parties to this Agreement acknowledge and agree that the Penalty Shares are the sole remedy for an Event of Default.

12.           MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Jury Trial.  The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the other Transaction Documents shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Las Vegas, for the adjudication of any dispute hereunder or under the other Transaction Documents or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b)           Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile (or scanned and e-mailed) signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile )or scanned and e-mailed) signature.

(c)           Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e)           Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Buyers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyers make any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyers, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f)           Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:
KMA Global Solutions International, Inc.
5570A Kennedy Road
Mississauga, Ontario L4Z 2A9
Telephone:        905-568-5220
Facsimile:           905-568-4446
Attention:          Jeffrey D. Reid

With a copy to:  (which shall not constitute notice)
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
211 Commerce Street, Suite 1000
Nashville, TN  37201
Telephone:         (615) 726-5763
Facsimile:            (615) 722-5763
Attention:           Gary M. Brown

If to the Buyers:
Incendia Management Group Inc.
111 Grangeway Avenue, Suite 404
Toronto, Ontario  M1H 3E9
Telephone:          416-289-0440
Facsimile:             416-289-7440
Attention:            Angelo Boujos

If to the Transfer Agent:
American Registrar & Transfer Co.
342 East 900 South
Salt Lake City, UT 84111
Telephone:           801-363-9065
Facsimile:              801-363-9066
Attention:             Patrick Day or Linda Nonu

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, and recipient facsimile number or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Buyers, including by merger or consolidation.  No Buyer may assign its rights or obligations under this Agreement without the prior written consent of the Company.

(h)           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i)           Publicity.  The Buyers shall have the right to approve before issuance any press releases or any other public disclosure (including any filings with the SEC) with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyers, to make any press release or other public disclosure (including any filings with the SEC) with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).

(j)           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Reserved.

(l)           Financial Advisor, Placement Agent, Broker or Finder.  The Company shall be responsible for the payment of any fees or commissions to the Agent as per Section 2(b) hereof and, if any, a financial advisor, placement agent, broker or finder relating to or arising out of the transactions contemplated hereby.  The Company shall pay, and hold the Buyers and the Agent harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out of pocket expenses) arising in connection with any such claim.

(m)           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n)           Remedies, Other Obligations, Breaches and Injunctive Relief.  The Buyers remedies provided in this Agreement shall be cumulative and in addition to all other remedies available to the Buyers under this Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Buyers contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Buyers’ rights to pursue actual damages for any failure by the Company to comply with the terms of this Agreement.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Buyers shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

           (o)           Changes to the Terms of this Agreement.  This Agreement and any provision hereof may only be amended by an instrument in writing signed by the Company and the Buyers.  The term "Agreement" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

           (p)           Enforcement Costs.  If: (i) this Agreement is placed by the Buyers in the hands of an attorney for enforcement or is enforced by the Buyers through any legal proceeding; or (ii) an attorney is retained to represent the Buyers in any bankruptcy, reorganization, receivership or other proceedings affecting creditors' rights and involving a claim under this Agreement; or (iii) an attorney is retained to represent the Buyers in any other proceedings whatsoever in connection with this Agreement, then the Company shall pay to the Buyers, as incurred by the Buyers, all reasonable costs and expenses including attorneys' fees incurred in connection therewith, in addition to all other amounts due hereunder.

           (q)           Failure or Indulgence Not Waiver.  No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

*     *     *     *     *

IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

                                THE COMPANY:
KMA GLOBAL SOLUTIONS
INTERNATIONAL, INC.

By:                /s/ Jeffrey D. Reid
                      Jeffrey D. Reid
                     Chief Executive Officer

[signature page of the Buyers and the Agent is on the following page]

                                BUYERS:
BRANT FELLOWSHIP HOLDINGS INC.
GREENOCK EXPORT HOLDING AG INC.
ADVANCED VENDING TECHNOLOGIES INC.
V&P TECHNOLOGIES INC.
NVD INTERNATIONAL INC.

By:          /s/ Angelo Boujos
Incendia Management Group Inc., as authorized
Agent for the Buyers
Per: Angelo Boujos, A.S.O. of Incendia
Management Group Inc.

AGENT:
INCENDIA MANAGEMENT GROUP INC.

By:             /s/ Angelo Boujos
Angelo Boujos, A.S.O.

    EXHIBITS

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Opinion of Company Counsel
Exhibit C	Form of Officer’s Certificate
Exhibit D	Form of Resolutions of Board of Directors of the Company
Exhibit E	Form of Secretary’s Certificate
Exhibit F	Form of Warrant

Exhibit 10.2

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of September 21, 2007, by and between KMA GLOBAL SOLUTIONS INTERNATIONAL, INC. a Nevada corporation, (the "Company"), and the purchasers identified on the signature page hereto (each a “Buyer” and collectively, the “Buyers”), and Incendia Management Group Inc., a Canadian corporation (the “Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement by and between the parties hereto dated as of September 21, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the "Purchase Agreement").

WHEREAS:

A.           The Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue and sell to the Buyers Securities of the Company and additionally issue Securities of the Company to the Agent in consideration for services rendered in connection with the sale and purchase of Securities; and

B.           In connection with the Purchase Agreement, the Company has issued to the Buyers (i) Eight Million (8,000,000) shares of its Common Stock (the “Commitment Shares”), and (ii) common stock purchase warrants (the “Warrants”) granting the Buyers the right to purchase from the Company an aggregate of Eight Million (8,000,000) shares of Common Stock (the “Warrant Shares”) at an exercise price of $0.30, exercisable only within (2) years of the Effective Date of the Registration Statement ; and

           C.           Additionally, in connection with the Purchase Agreement, the Company has issued to the Buyers’ Agent (i) One Million Four Hundred Thousand (1,400,000) shares of its Common Stock, together with (ii) Warrants to purchase One Million Four Hundred Thousand (1,400,000) Warrant Shares at an exercise price of $0.30, exercisable only within (2) years of the Effective Date of the Registration Statement; and

D.           In connection with the Purchase Agreement, the Company has provided for the issuance of 1,880,000 shares of Common Stock upon an Event of Default (the “Default Shares”);

E.           To induce the Buyers to enter into the Purchase Agreement, the Company has agreed to provide certain registration rights to the Buyers and the Agent under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "Securities Act"), and applicable state securities laws.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Buyers hereby agree as follows:

1.           DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

a.           "Investors" means the Buyers and shall also include the Agent, and any transferee or assignee thereof to whom a Buyer or the Agent assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9 and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under this Agreement and who agrees to become bound by the provisions of this Agreement in accordance with Section 9.

b.           "Person" means any person or entity including any corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

c.           "Register," "registered," and "registration" refer to a registration effected by preparing and filing one or more registration statements of the Company in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and the declaration or ordering of effectiveness of such registration statement(s) by the United States Securities and Exchange Commission (the "SEC").

d.           "Registrable Securities" means (1) the Fee Shares which have been, or which may from time to time be, issued or issuable to the Agent under the Purchase Agreement, and any shares of capital stock issued or issuable with respect to the Fee Shares or the Purchase Agreement as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, (2) the Warrant Shares which have been, or which may, from time to time, be issued or issuable upon exercise of the Warrant, (3) the Commitment Shares issued to the Investors (4) upon an Event of Default, as defined in the Purchase Agreement, the Default Shares and any shares of capital stock issued or issuable with respect to the Commitment Shares or the Purchase Agreement as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

e.           "Registration Statement" means the registration statement of the Company which the Company has agreed to file pursuant to Section 5(a) of the Purchase Agreement with respect to the sale of the Registrable Securities.

2.           REGISTRATION.

a.           Mandatory Registration.  The Company shall use best efforts to keep the Registration Statement effective pursuant to Rule 415 promulgated under the Securities Act and available for sales of all of the Registrable Securities at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto) or (ii) the date on which the Investors shall have sold all the Registrable Securities under the Purchase Agreement (the "Registration Period").  The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

b.           Rule 424 Prospectus.  The Company shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sales of the Registrable Securities under the Registration Statement.  The Investors and their counsel shall have a reasonable opportunity to review and comment upon such prospectus prior to its filing with the SEC. The Investors shall use their reasonable best efforts to comment upon such prospectus within one (1) Trading Day from the date the Investors receive the final version of such prospectus.

c.           Sufficient Number of Shares Registered.  In the event the number of shares available under the Registration Statement is insufficient to cover all of the Registrable Securities, the Company shall amend the Registration Statement or file a new registration statement (a “New Registration Statement”), so as to cover all of such Registrable Securities as soon as practicable, but in any event not later than ten (10) Trading Days after the necessity therefor arises.  The Company shall use it best efforts to cause such amendment and/or New Registration Statement to become effective as soon as practicable following the filing thereof.   The Investors and their counsel shall have a reasonable opportunity to review and comment upon any such amendment and/or New Registration Statement prior to its filing with the SEC.  The Investors shall use their reasonable best efforts to comment upon any such amendment and/or New Registration Statement within two (2) Trading Days from the date the Investors receive the final version of any such amendment and/or New Registration Statement.

3.           RELATED OBLIGATIONS.

With respect to the Registration Statement and whenever any Registrable Securities are to be registered pursuant to Section 2 including on any New Registration Statement, the Company shall use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

a.           The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to any registration statement and the prospectus used in connection with such registration statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep the Registration Statement or any New Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement or any New Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement.

b.           The Company shall permit the Investors to review and comment upon the Registration Statement or any New Registration Statement and all amendments and supplements thereto at least two (2) Trading Days prior to their filing with the SEC, and not file any document in a form to which Investors reasonably object.  The Investors shall use their reasonable best efforts to comment upon the Registration Statement or any New Registration Statement and any amendments or supplements thereto within two (2) Trading Days from the date all the Investors receive the final version thereof.  The Company shall furnish to the Investors, without charge any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to the Registration Statement or any New Registration Statement.

c.           The Company shall furnish to the Investors, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such registration statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any registration statement, at least one copy of the prospectus included in such registration statement and all amendments and supplements thereto (or such other number of copies as the Investors may reasonably request) and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investors may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by the Investors.

d.           The Company shall use reasonable best efforts to (i) register and qualify the Registrable Securities covered by a registration statement under such other securities or "blue sky" laws of such jurisdictions in the United States as the Investors reasonably request, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.  The Company shall promptly notify the Investors who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

e.           As promptly as practicable after becoming aware of such event or facts, the Company shall notify the Investors in writing of the happening of any event or existence of such facts as a result of which the prospectus included in any registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare a supplement or amendment to such registration statement to correct such untrue statement or omission, and deliver at least one copy of such supplement or amendment to the Investors (or such other number of copies as the Investors may reasonably request).  The Company shall also promptly notify the Investors in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a registration statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to the Investors by facsimile on the same day of such effectiveness and by overnight mail), (ii) of any request by the SEC for amendments or supplements to any registration statement or related prospectus or related information, and (iii) of the Company's reasonable determination that a post-effective amendment to a registration statement would be appropriate.

f.           The Company shall use its reasonable best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any registration statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Investors of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

g.           The Company shall (i) cause all the Registrable Securities to be listed on each securities exchange or trading system on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation and quotation of all the Registrable Securities on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section.

h.           The Company shall cooperate with the Investors to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be offered pursuant to any registration statement and enable such certificates to be in such denominations or amounts as the Investors may reasonably request and registered in such names as the Investors may request.

i.           The Company shall at all times provide a transfer agent and registrar with respect to its Common Stock.

j.           If reasonably requested by the Investors, the Company shall (i) immediately incorporate in a prospectus supplement or post-effective amendment such information as the Investors believe should be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities; (ii) make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any registration statement.

k.           The Company shall use its reasonable best efforts to cause the Registrable Securities covered by any registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

l.           Within one (1) Trading Day after any registration statement which includes the Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors) confirmation that such registration statement has been declared effective by the SEC substantially in the form attached hereto as Exhibit A.

m.           The Company shall take all other reasonable actions reasonably requested by the Investors to expedite and facilitate disposition by the Investors of Registrable Securities pursuant to any registration statement.

4.           OBLIGATIONS OF THE INVESTORS.

a.             The Company shall notify the Investors in writing of the information the Company reasonably requires from the Investors in connection with any registration statement hereunder. The Investors shall furnish to the Company such information regarding themselves, the Registrable Securities held by the Investors and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

b.           The Investors agree to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any registration statement hereunder.

c.           The Investors agree that, upon receipt of any notice from the Company of the happening of any event or existence of facts of the kind described in Section 3(f) or the first sentence of 3(e), the Investors will immediately discontinue disposition of Registrable Securities pursuant to any registration statement(s) covering such Registrable Securities until receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or the first sentence of 3(e). Notwithstanding anything to the contrary, the Company shall cause its transfer agent to promptly deliver shares of Common Stock without any restrictive legend in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which the Investors have entered into a contract for sale prior to the Investors’ receipt of a notice from the Company of the happening of any event of the kind described in Section 3(f) or the first sentence of 3(e) and for which the Investors have not yet settled.

5.           EXPENSES OF REGISTRATION.

All reasonable expenses, other than sales or brokerage commissions and legal fees and disbursements of counsel to the Investors, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company, shall be paid by the Company.

6.           INDEMNIFICATION

a.           To the fullest extent permitted by law, the Company shall, and hereby does, indemnify, hold harmless and defend the Investors, each Person, if any, who controls an Investor, the respective members, directors, officers, partners, employees, agents, representatives of the Investors and each Person, if any, who controls an Investor within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each, an "Indemnified Person"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several, (collectively, "Claims") incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("Indemnified Damages"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the Registration Statement, any New Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which Registrable Securities are offered ("Blue Sky Filing"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such registration statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities pursuant to the Registration Statement or any New Registration Statement  or (iv) any material violation of this Agreement (the matters in the foregoing clauses (i) through (iv) being, collectively, "Violations").  The Company shall, subject to Section 6(d) reimburse each Indemnified Person for any legal fees or other expenses reasonably incurred by them in connection with investigating or defending any such Claim.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement, any New Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e); (ii) with respect to any preliminary prospectus, shall not inure to the benefit of any Indemnified Person from whom the person asserting a Claim purchased the Registrable Securities that are offered for sale by the preliminary prospectus (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e), and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a violation and such Indemnified Person, notwithstanding such advice, used it; (iii) shall not be available to the extent such Claim is based on a failure of the Investors to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(c) or Section 3(e); and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

b.           In connection with the Registration Statement or any New Registration Statement, the Investors shall, and hereby do, indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement or any New Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (collectively and together with an Indemnified Person, an "Indemnified Party"), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by the Investors expressly for use in connection with such registration statement; and, subject to Section 6(d), the Investors will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Investors, which consent shall not be unreasonably withheld.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

c.           Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim.  The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent.  No indemnifying party shall, without the consent of the Indemnified Party or Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation.  Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

d.           The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

e.           The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.           CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.           REPORTS AND DISCLOSURE UNDER THE SECURITIES ACT.

With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell the Registrable Securities to the public without registration ("Rule 144"), the Company agrees to:

a.           make and keep public information available, as those terms are understood and defined in Rule 144;

b.           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports; and

c.           furnish to the Investors so long as the Investors own Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with any applicable reporting and or disclosure provisions of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

9.         ASSIGNMENT OF REGISTRATION RIGHTS.

The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors, including by merger or consolidation.  The Investors may not assign their rights under this Agreement without the written consent of the Company, other than to an affiliate.

10.       AMENDMENT OF REGISTRATION RIGHTS.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors.

11.       MISCELLANEOUS.

a.           A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities.  If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b.           Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:
KMA Global Solutions International, Inc.
5570A Kennedy Road
Mississauga, Ontario L4Z 2A9
Telephone:         905-568-5220
Facsimile:            905-568-4446
Attention:           Jeffrey D. Reid

With a copy (which shall not constitute notice) to:
Gary M. Brown
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
Commerce Center, Suite 1000
211 Commerce Street
Nashville, TN 37201
Telephone:          (615) 726-5763
Facsimile:            (615) 744-5763
Email:                   gbrown@bakerdonelson.com

If to the Investors:
Incendia Management Group Inc.
111 Grangeway Avenue, Suite 404
Toronto, Ontario  M1H 3E9
Telephone:          416-289-0440
Facsimile:             416-289-7440
Attention:            Angelo Boujos

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Trading Days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

c.           Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

d.           Except for the corporate laws of the State of Nevada which shall govern all issues concerning the relative rights of the Company and its stockholders, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.   Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the City of Las Vegas, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

e.           This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Agreement and the Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

f.           Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

g.           The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

h.           This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.  This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

i.           Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j.           The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

k.           This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * * *

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

THE COMPANY:

KMA GLOBAL SOLUTIONS
INTERNATIONAL, INC.

By:                /s/ Jeffrey D. Reid
                      Jeffrey D. Reid
                     Chief Executive Officer

[signature of Buyers and Agent on the following page]

       BUYERS:
BRANT FELLOWSHIP HOLDINGS INC.
GREENOCK EXPORT HOLDING AG INC.
ADVANCED VENDING TECHNOLOGIES INC.
V&P TECHNOLOGIES INC.
NVD INTERNATIONAL INC.

By:          /s/ Angelo Boujos
Incendia Management Group Inc., as
authorized Agent for the Buyers
Per: Angelo Boujos, A.S.O. of Incendia
Management Group Inc.

AGENT:
INCENDIA MANAGEMENT GROUP INC.

By:             /s/ Angelo Boujos
                  Angelo Boujos, A.S.O.